Exhibit 10.16

CONSULTING AGREEMENT

Effective May 10, 2016, Lotus Clinical Consulting, LLC (“Consultant”) and Protagenic Therapeutics, Inc. (“Company”) agree as follows:

1.     Services and Payment. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this agreement (“Agreement”), Company will pay Consultant in accordance with Exhibit A.

2.     Ownership Rights; Proprietary Information; Publicity.

a.     Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b.     Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c.     As additional protection for Proprietary Information, Consultant agrees that during the period that it is to be providing Services (i) and for one year thereafter, Consultant will not encourage or solicit any employee or consultant of Company to leave Company for any reason and (ii) Consultant will not engage in any activity related to anti-depression or anti-anxiety drug development, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company. Without limiting the foregoing, Consultant may perform services for other persons only if such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

d.     To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.

e.     If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3.     Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work; and, (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

4.     Former or Conflicting Obligations. Consultant represents and warrants to the Company that Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents that Consultant’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the effective date of this Agreement. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof.

5.     Engagement by Third Parties. During the Term, Consultant may be engaged by one or more third parties. Consultant represents that Consultant is not and shall not become a party to any agreement, arrangement or undertaking which conflicts with Consultant's duties hereunder. Consultant shall segregate work done under this Agreement from work performed for any third party, so as to minimize any questions of disclosure or ownership of rights concerning any work product or confidential information. Company may terminate this Agreement immediately and without liability of any kind if, in its sole opinion, Consultant's performance of such work or engagement by a third party will conflict with Company’s interests. Consultant shall not disclose to Company any inventions, trade secrets, or other information of third parties that Consultant does not have the unrestricted right to disclose and that Company is not free to use without liability.

6.     Termination. Either party may terminate this Agreement at any time, with or without cause. Sections 2 (subject to the limitations set forth in Section 2.c) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

7.     Independent Contractor; No Employee Benefits. Consultant is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. If Consultant is a corporation, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

8.     Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. In the event of a Change of Control, Company may assign its rights and obligations under this agreement in whole or part.

9.     Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

10.     Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

LOTUS CLINICAL CONSULTING	PROTAGENIC THERAPEUTICS, INC.

By	By

Alexander K. Arrow, CFO
Printed (Name and Title)	Printed (Name and Title)

Consultant’s contact info for Tax and payment purposes (please also provide email and mobile phone contact information):

Lotus Clinical Consulting

205 Sidney Road

Pittstown NJ 08867

_______________________________________________

_______________________________________________

EXHIBIT A

SERVICES

Overview

●	Consultant will function in the role of Project Manager. The Consultant will coordinate with operational team members to translate project strategy into an operational plan.

●	Collaborate with selected PTI advisors in establishing appropriate schemes to advance a novel peptide to the clinic for the evaluation in anxiety or depressive behaviors.

Specific services and activities:

●	Consultant will work directly with other consultants/advisors for PTI to develop functional plans

o	to confirm efficacy and safety of a novel agent which will have utility in depression and anxiety

o	Generate systems to map the advancement of the agents in a timely manner

o	Co-ordinate with the scientific staff progress of the agent toward a regulatory filing

o	Co-ordinate activities necessary to enable the advancement of the agent to Phase I

o	Liaise with external parties and CROs in establish plans to evaluate the agent from synthesis, formulation, pharmacokinetics safety pharmacology and toxicology.

●	Gains functional/platform commitment to perform activities and deliver on project plans.

●	Facilitate data collection and archiving

●	Identify risks and issues within the project and inform management

●	Become the point of contact for different interfaces especially with CROs

●	Ensures adequate entry of project status information into various dashboard and tracking tools

●	Identifies and requests resources required for the project, makes sure resources are assigned and aligned

SCHEDULE

This Agreement will be valid from the Effective Date through May 9, 2017, although the term may be otherwise modified in accordance with the terms of Section 6.

FEES/EXPENSES

Compensation for the consulting services described in this Agreement will be $100 per hour invoiced, subject to a 12-month cap of $100,000 over which an amendment to this Agreement from the Company is required. It is anticipated that efforts to advance the compound will require approximately 20 hours per week, although this may vary from 0 to 40 hours depending on developmental requirements and the Company’s work requests of any given week. Consultant should submit invoices either biweekly or monthly to the Company’s CFO, to be paid with standard Net 30 terms. Invoices should include itemized charges, including hourly work charges as well as incidental charges such as travel expenses, parking, lodging, etc.

The Consultant’s efforts will be conducted mostly from the Consultant’s home (remotely), with an occasional direct meeting in either the Company’s offices in New York City, or at the research collaborators’ laboratories in Toronto, Canada.

Travel time requested by the company will be compensated at the Consultant’s same $100 per hour rate. Consultant is welcome to work from the Company’s New York office, but travel to the office is only eligible for reimbursement on those occasions when the Company specifically requests Consultant to be present for a meeting in the office. Travel requested by the Company to the Company’s CRO vendor locations, or the labs of its research collaborators in Toronto will be eligible for reimbursement.